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                                                                     Exhibit 5.1

OPINION OF DAVID L. GORET, ESQ.




January 31, 2003

Mercator Software, Inc.
45 Danbury Road
Wilton, Connecticut 06897

Ladies and Gentlemen:

Dear Sir or Madam:

I am General Counsel to Mercator Software, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), filed on January 31, 2003 by the Company with the Securities and Exchange Commission for the proposed offering of an aggregate of 2,589,642 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), reserved for issuance pursuant to the terms of the Company's 1997 Equity Incentive Plan, as amended (the "Plan").

I have reviewed the Registration Statement and I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company, and I have made such other investigation, that I have deemed necessary or appropriate.

Based upon and subject to the foregoing, I am of the opinion that the Shares issuable pursuant to the Plan have been duly and validly authorized for issuance by the Company and, upon issuance thereof and the payment therefor, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                 Very truly yours,


                 /s/ David L. Goret
                 DAVID L. GORET